INVESTMENT MANAGEMENT AGREEMENT

SALIENT MLP & ENERGY INFRASTRUCTURE FUND

AGREEMENT, made as of April 25, 2011 between Salient MLP & Energy Infrastructure Fund, a Delaware statutory trust (the “Fund”) and Salient Capital Advisors, LLC, a Delaware limited liability company (the “Adviser”) (the “Agreement”).

WHEREAS, the Fund will be registered with the Securities and Exchange Commission (the “SEC”) as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Fund desires to retain the Adviser so that it will render investment management services to the Fund in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is willing to render such services and/or engage others to render such services to the Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed by the parties as follows:

1. Appointment. The Fund hereby appoints the Adviser to act as investment adviser and provide investment advisory services to such Fund, subject to the supervision of the Fund’s Board of Trustees (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date for the compensation herein provided.

2. Responsibilities of the Adviser.

(a) The Adviser, or an affiliate of the Adviser (“Adviser Affiliate”), to the extent permitted by applicable laws, rules and regulatory interpretations, hereby undertakes and agrees, upon the terms and conditions herein set forth, subject to the supervision of the Board:

(i) to make investment decisions and provide a program of continuous investment management for the Fund; prepare, obtain, evaluate, and make available to the Fund research and statistical data in connection therewith; obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; engage in or supervise the selection, acquisition, retention, and sale of investments, securities, and/or cash; select brokers or dealers to execute transactions; and all of the aforementioned shall be done in material accordance with the Fund’s investment objective, policies, and limitations as stated in the Fund’s registration statement filed with the SEC on Form N-2 under the 1940 Act (the “Registration Statement”), as amended from time to time, and in accordance with guidelines and directions from the Board and any applicable laws and regulations;

(ii) subject to the direction and control of the Board, to assist the Fund as it may reasonably request in the conduct of the Fund’s business, including oral and written research, analysis, advice, statistical, and economic data, judgments regarding individual investments, general economic conditions and trends, and long-range investment policies; determine or recommend the securities, instruments, repurchase agreements, options, and other investments and techniques that the Fund will purchase, sell, enter into, use, or provide in an ongoing evaluation of the Fund’s portfolio; continuously manage and supervise the investment program of the Fund and the composition of its investment portfolio in a manner consistent with the investment objective, policies, and restrictions of the Fund, as set forth in its Registration Statement and as may be adopted from time to time by the Board, and applicable laws and regulations; determine or recommend the extent to which the Fund’s portfolio shall be invested in securities and other assets, and what portion, if any, should be held uninvested; and undertake to do anything incidental to the foregoing to facilitate the performance of its obligations hereunder;

(iii) to furnish to or place at the disposal of the Fund information, evaluations, analyses, and opinions formulated or obtained by the Adviser in the discharge of its duties as the Fund may, from time to time, reasonably request, and maintain or cause to be maintained for the Fund all books, records, reports, and any other information required under the 1940 Act, to the extent that such books, records, and reports, and other information are not maintained or furnished by the custodian, transfer agent, administrator, sub-administrator, or other agent of the Fund;

(iv) to furnish to or place at the disposal of the Fund, such office space, telephone, utilities, and facilities as the Fund may require for its reasonable needs and to furnish at the expense of the Adviser, or an Adviser Affiliate, clerical services related to research, statistical, and investment work;

(v) to render or make available to the Fund management and administrative assistance in connection with the operation of the Fund that shall include (i) compliance with all reasonable requests of the Fund for information, including information required in connection with the Fund’s filings with the SEC, other federal and state regulatory organizations, and self-regulatory organizations, and (ii) such other services as the Adviser shall from time to time determine to be necessary or useful to the administration of the Fund; and

(vi) to pay the reasonable salaries, fees, and expenses of the Fund’s officers (including the Fund’s share of any payroll taxes) and any fees and expenses of the Fund’s trustees (“Trustees”) who are members, directors, officers, or employees of or otherwise affiliated with the Adviser; provided, however, that the Fund may bear all or a portion of the expenses related to the chief compliance officer, as may be approved by the Board from time to time; provided also, that the Fund, and not the Adviser, shall bear travel expenses (or an appropriate portion thereof) of Trustees and officers of the Fund who are members, directors, officers, or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Fund’s Board or any committees thereof or advisers thereto. The Adviser shall not be responsible for any expenses of the Fund other than those specifically allocated to the Adviser in this Agreement.

(b) In particular, but without limiting the generality of the foregoing, the Adviser shall not be responsible, except to the extent of the reasonable compensation of the Fund’s employees who are members, directors, officers, or employees of the Adviser whose services may be involved, for the following expenses of the Fund: all fees and expenses directly related to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments and enforcing the Fund’s rights in respect of such investments; brokerage commissions; interest and fees on any borrowings by the Fund; professional fees (including, without limitation, expenses of consultants, experts and specialists); research expenses (including any database subscription services); fees and expenses of outside legal counsel (including fees and expenses associated with the review of documentation for prospective investments by the Fund), including foreign legal counsel; accounting, auditing and tax preparation expenses; fees and expenses in connection with repurchase offers and any repurchases or redemptions of Fund shares of beneficial interest; taxes and governmental fees (including tax preparation fees); fees and expenses of any custodian, subcustodian, transfer agent, administrator, and registrar, and any other agent of the Fund; all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Adviser and any custodian or other agent engaged by the Fund; bank services fees; expenses of preparing, printing, and distributing copies of offering memoranda and any other sales material (and any supplements or amendments thereto), reports, notices, other communications to holders of shares of beneficial interest in the Fund (each a “Shareholder”), and proxy materials; expenses of preparing, printing, and filing reports and other documents with government agencies; expenses of Shareholders’ meetings; expenses of corporate data processing and related services; Shareholder recordkeeping and Shareholder account services, fees, and disbursements; expenses relating to investor and public relations; and extraordinary expenses such as litigation expenses.

3. Use of Name. Upon receiving notice from the Adviser, the Fund will assist the Adviser to a reasonable extent in protecting the use and sublicensing of names or trademarks that the Adviser has the rights to use and sublicense.

5. Regulatory Compliance. In performing its duties hereunder, the Adviser shall in all material respects comply with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Board, and with the provisions of the Registration Statement.

6. Compensation.

(a) For the services, payments and facilities to be furnished hereunder by the Adviser, the Adviser shall be entitled to receive from the Fund compensation in an amount equal to 1.20% annually of the average monthly total assets of the Fund. For purposes of calculating the management fee, the “average total assets” for each monthly period are determined by averaging the total assets on the last business day of that month with the total assets on the last business day of the prior month (or as of the commencement of operations for the initial period if a partial month). The Fund’s total assets shall be equal to the Fund’s gross asset value (which includes assets attributable to or proceeds from the Fund’s use of preferred stock, commercial paper or notes, issuances and any other borrowings), minus the sum of the Fund’s accrued and unpaid distributions on any outstanding common shares and accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than liabilities associated with borrowings or leverage utilized and any accrued taxes liabilities). Liabilities associated with borrowings or leverage by the Fund, for purposes of the previous sentence, include the principal amount of any debt that the Fund issues, the liquidation value of any outstanding preferred shares, and other liabilities such as short positions and put or call options held or written by the Fund.

(b) If the Adviser shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated according to the proportion that such period bears to the full month and shall be payable within 30 days after the end of the relevant month or the date of termination of this Agreement, as applicable. Such compensation shall be paid monthly in arrears, due and payable on the last business day of each month.

(c) The management fee may be amended in writing from time to time by the Fund and the Adviser.

7. Portfolio Transactions.

(a) In executing transactions for the Fund and selecting brokers or dealers, the Adviser shall place orders pursuant to its investment determinations for the Fund directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Registration Statement and in accordance with any applicable legal requirements. Without limiting the foregoing, the Adviser shall seek to obtain for the Fund the best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. Subject to the appropriate policies and procedures approved by the Board, the Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), cause the Fund to pay a broker or dealer that provides brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser’s overall responsibilities to the Fund or its other advisory clients. To the extent authorized by Section 28(e) of the Securities Exchange Act and the Board, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement with respect to the Fund or otherwise solely by reason of such action.

(b) To the extent applicable to the Fund and consistent with these standards, in accordance with Section 11(a) of the Securities Exchange Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations, the Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to the Adviser if it is registered as a broker or dealer with the SEC, to any of its affiliates that may be registered as a broker or dealer with the SEC, or to such brokers and dealers that also provide research or statistical research and material, or other services to the Fund or the Adviser. Such allocation shall be in such amounts or proportions as the Adviser shall determine consistent with the above standards, and, upon request, the Adviser will report on said allocation regularly to the Board indicating the broker and dealers to which such allocations have been made and the basis therefor.

8. Proxy Voting. The Fund may delegate to the Adviser, subject to revocation at the discretion of its Board, the responsibility for voting proxies relating to the Fund’s portfolio securities pursuant to written proxy voting policies and procedures established by the Adviser. Notwithstanding such delegation, with respect to securities issued by any investment vehicle or fund in which the Fund may invest in the future and that is managed by the Adviser, or an Adviser Affiliate, the Fund will reserve the right, and will not delegate responsibility to the Adviser, to vote any proxies relating to such securities, pursuant to applicable law, including the 1940 Act.

9. Reports. The Adviser shall regularly report to the Board on the investment program of the Fund and the issuers and securities and other investments generally represented in the Fund’s portfolio and will furnish the Board such periodic and special reports as the Trustees may reasonably request.

10. Not Exclusive. Nothing herein shall be construed as prohibiting the Adviser, or any member, officer, director, employee, or affiliate thereof from providing investment management or advisory services to, or entering into investment management or advisory agreements with, other clients (including other registered investment companies), including clients which may from time to time purchase and/or sell securities of issuers in which the Fund invests, or from utilizing (in providing such services) information furnished to the Adviser by advisers and consultants to the Fund and others; provided however, that the Adviser will undertake no activities that, in its judgment, will adversely affect the performance of its obligations under this Agreement.

11. Conflicts of Interest. Whenever the Fund and one or more other accounts or investment companies managed or advised by the Adviser or an Adviser Affiliate have available funds for investment, investments suitable and appropriate for each shall be allocated in accordance with procedures approved by the Board and believed by the Adviser or Adviser Affiliate to be equitable to each entity. Similarly, opportunities to sell securities shall be allocated in accordance with procedures approved by the Board and believed by the Adviser or Adviser Affiliate to be equitable. The Fund recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Fund. In addition, the Fund acknowledges that any member, director, or officer of, or persons employed by the Adviser or an Adviser Affiliate, who may also be a Shareholder, Trustee or officer of the Fund, to assist in the performance of the Adviser’s duties hereunder, will not devote his or her full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any Adviser Affiliate to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

12. Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed its agent.

13. Liability. The Adviser may rely on information reasonably believed by it to be accurate and reliable and shall give the Fund the benefit of its best judgment and effort in rendering services hereunder. Neither the Adviser nor its members, officers, directors, employees, affiliates, successors, or other legal representatives shall be subject to any liability for any act or omission, error of judgment, mistake of law, or for any loss suffered by the Fund, in the course of, connected with, or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its duties or by reason of reckless disregard on the part of the Adviser of its obligations and duties under this Agreement. Any person, even though also employed by the Adviser, who may be or become an employee of the Fund and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Adviser.

14. Indemnification.

(a) The Fund will indemnify the Adviser and any Adviser Affiliate, and each of their shareholders, members, trustees, directors, officers, and employees and any of their affiliated persons, executors, heirs, assigns, successors, or other legal representatives (each an “Indemnified Person”) against any and all costs, losses, claims, damages, or liabilities, joint or several, including, without limitation, reasonable attorneys’ fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person’s duties in respect of the Fund, except those resulting from the willful misfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person’s reckless disregard of such duties and, in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, “disabling conduct”). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct; or (ii) a reasonable determination that the Indemnified Person is entitled to indemnification hereunder, provided that such determination is based upon a review of the facts and reached by (A) the vote of a majority of the Trustees who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board, further provided that such counsel’s determination be written and provided to the Board. A Fund shall advance to an Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred with respect to the Fund in connection with defense of any action or proceeding arising out of such performance or non-performance. The Adviser agrees, and each other Indemnified Person will be required to agree as a condition to any such advance from a Fund, that if one of the foregoing parties receives any such advance, the party will reimburse the Fund for such fees, costs, and expenses to the extent that it shall be determined that the party was not entitled to indemnification under this paragraph. The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.

(b) Notwithstanding any of the foregoing, the provisions of this section 14 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited, or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this paragraph to the fullest extent permitted by law. The provisions of this paragraph shall survive the termination or cancellation of this Agreement.

15. Term of Agreement; Termination. This Agreement shall remain in effect with respect to the Fund until January 30, 2013, and shall continue in effect year to year thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of: (i) a majority of the members of the Board who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement, or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) a majority of the Board or the holders of a majority of the outstanding voting securities of the Fund. This Agreement may nevertheless be terminated at any time without penalty, on 60 days’ written notice, by the Board, by vote of holders of a majority of the outstanding voting securities of the Fund, or by the Adviser. Any notice to a Fund or the Adviser shall be deemed given when received by the addressee.

16. Assignment. This Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged by either party hereto, except as permitted under the 1940 Act or rules and regulations adopted thereunder. This Agreement shall automatically be terminated in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement.

17. Amendment. This Agreement may be amended only by the written agreement of the parties whose rights are affected by the amendment. Any amendment shall be required to be approved by the Board and by a majority of its independent Trustees in accordance with the provisions of Section 15(c) of the 1940 Act and the rules and regulations adopted thereunder. If required by the 1940 Act, any material amendment shall also be required to be approved by such vote of Shareholders of the Fund as is required by the 1940 Act and the rules thereunder.

18. Conflicts with the Fund’s Governing Documents. Nothing herein contained shall be deemd to require the Fund to take any action contrary to the Fund’s Declaration of Trust, Bylaws, Registration Statement or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

19. Conflicts of Laws. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. As used herein, the terms “interested person,” “assignment,” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act.

20. Management of Subsidiaries. If the Board determines that it is in the best interests of the Fund and its Shareholders to carry on all or part of the business of the Fund through one or more subsidiaries, the Board may cause the substantive terms of this Agreement to apply to the management of any such subsidiary or subsidiaries.

21. Fund Obligations. This Agreement is made by the Fund and executed on behalf of the Fund by an officer of the Fund, and the obligations created hereby are not binding on the Shareholders, Trustees, officers, or agents, whether past, present, or future, of the Fund individually, but bind only the assets and property of the Fund.

22. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

23. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

24. Supersedes Other Agreements. This Agreement supersedes all prior investment advisory, management, and/or administration agreements in effect between the Fund and the Adviser.

IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.

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SALIENT MLP & ENERGY INFRASTRUCTURE FUND

By: /s/ A. Haag Sherman
Name: A. Haag Sherman
Title: Trustee

SALIENT CAPITAL ADVISORS, LLC

By: /s/ A. Haag Sherman
Name: A. Haag Sherman
Title: Managing Director